ESKAY PROPERTY
SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 16th day of January, 2004,

BETWEEN:

MATTHEW J. MASON, of 1930 Nelson Avenue, West Vancouver, B.C. V7V 2P4

(hereinafter referred to as the "Vendor")

OF THE FIRST PART,

AND:

680102 B.C. LTD., a company incorporated under the laws of British Columbia and having an office c/o O'Neill & Taylor, Suite 1880-1055 West Georgia Street, Vancouver, B.C., V6E 3P3

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART.

RECITALS:

A. WHEREAS the Vendor is the legal and beneficial owner of a 100% interest in and to certain mining claims situated in the Eskay Creek region, Skeena Mining Division, British Columbia (more particularly set out in Schedule "A" hereto and hereinafter referred to as the "Property");

B. AND WHEREAS the Vendor wishes to sell to the Purchaser, and the Purchaser wishes to buy from the Vendor, a 75% undivided interest in and to the Property;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set out, the parties hereto agree as follows:

1. PURCHASE AND SALE

1.01 The Vendor hereby sells to the Purchaser and the Purchaser hereby buys from the Vendor a 75% undivided interest in and to the Property by:

(a) reimbursing the Vendor his acquisition costs (the prior payment and receipt of which is hereby acknowledged);

(b) granting to the Vendor the "Royalty" (as hereinafter defined); and

(c) granting to the Vendor the "Carried Interest" (as hereinafter defined),

(collectively, the "Purchase Price").

1.02 The Vendor shall be entitled to receive 2% of "Net Smelter Returns" (as defined and paid in accordance with Schedule "B" which is made a part hereof and hereinafter referred to as the "Royalty"). The Vendor's entitlement to the Royalty is a contractual right only and does not entitle the Vendor to any right, title or interest in and to the Property.

1.03 The Purchaser shall pay all costs and expenses incurred in exploring and developing the Property and maintaining the Property in good standing by the performance and recording of work for the benefit of the Property until such time as a "feasibility study" (as that term is defined in National Instrument 43-101) indicates that production from the Property is commercially viable (a "Positive Feasibility Study"). For certainty, the Vendor shall have neither the right nor the obligation to make any contribution with respect to the Property until such time as the Vendor has received a copy of the Positive Feasibility Study. Upon receipt of the Positive Feasibility Study by the Vendor, all further work shall take place pursuant to a joint venture agreement, substantially the same as the mining joint venture agreement most recently published by the Continuing Legal Education Society of British Columbia. The material terms and conditions of the joint venture are set out in Schedule "C".

1.07 Prior to the Closing, the Vendor shall deliver to the Purchaser Bills of Sale or other applicable conveyances, in registerable or recordable form, conveying the interest hereby purchased from the Vendor to the Purchaser.

1.08 In this agreement, "Closing" means the completion of the transaction hereby contemplated, and will take place at the offices of VECTOR Corporate Finance Lawyers, Barristers & Solicitors, 1040-999 West Hastings Street, Vancouver, B.C., V6C 2W2, and the

"Date of Closing" means the day on which the Closing takes place, and which the parties agree shall be April 2, 2004, or such later date as may be mutually agreed to.

2. REPRESENTATIONS AND WARRANTEES OF THE VENDOR

2.01 The Vendor hereby represents and warrants to the Purchaser that:

(a) he is the recorded and beneficial owner of a 100% interest in and to the Property;

(b) the mineral claims comprising the Property have been validly located and are now duly recorded and in good standing in accordance with the laws in effect in the jurisdiction in which they are situated;

(c) the entering into this agreement does not conflict with any applicable law nor does it conflict with, or result in a breach of or accelerate the performance required by any contract or other commitment to which he is party or by which he is bound;

(d) he has the exclusive right to enter into this agreement and all necessary authority to assign to the Purchaser a 75% undivided right, title and interest in and to the Property in accordance with the terms and conditions of this agreement;

(e) he has the exclusive right to receive 100% of the proceeds from the sale of minerals, metals, ores or concentrates removed from the Property and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on such materials removed from the Property or is entitled to take such materials in kind;

(f) other than as disclosed in Schedule "A" hereto, the Property is free and clear of all liens and encumbrances; and

(g) he has advised the Purchaser of all of the material information relating to the mineral potential of the Property of which the Vendor has knowledge.

2.02 The representations and warranties hereinbefore set out are conditions upon which the Purchaser has relied on entering into this agreement and shall survive the Closing, and the Vendor hereby forever indemnities and saves the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.01 The Purchaser represents and warrants to the Vendor that:

(a) it has full corporate power and authority to enter into this agreement;

(b) the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach or, or accelerate the performance required by an contract or other commitment to which it is party or by which it is bound; and

(c) it is eligible to acquire and hold mineral claims in the jurisdiction in which the Property is situated.

3.02 The representations and warranties hereinbefore set out are conditions upon which the Vendor has relied on entering into this agreement and shall survive the Closing, and the Purchaser hereby indemnifies and saves the Vendor harmless from all loss, damages, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

4. COVENANTS OF VENDOR

4.01 The Vendor hereby covenants with and to the Purchaser that up to and including the Closing Date:

(a) he will provide the Purchaser with all of the technical data in his possession or over which he has control relating to the Vendor's exploration activities on and in the vicinity of the Property; and

(b) he will not deal, or attempt to deal with his right, title and interest in and to the Property in any way that would or might affect the right of the Purchaser to become absolutely vested in a 75% interest in and to the Property, free and clear of any liens, charges and encumbrances.

5. COVENANTS AND INDEMNITY OF PURCHASER

5.01 The Purchaser hereby covenants with and to the Vendor that it will, on Closing and thereafter, assume and discharge for the benefit of the Vendor all duties, obligations and liabilities arising out of or related to the Property, whether or not such duties, obligations and liabilities were incurred prior to Closing, and the Purchaser hereby indemnities and saves harmless the Vendor from all claims, actions, liabilities, damages, costs and expenses resulting from any breach of or failure to comply with any and all of the then applicable federal, provincial, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment or occupational health or safety which arise and relate to the Vendor's right, title and interest in and to the Property and which relate to events which occurred prior to the Closing.

5.02 The Purchaser is accepting the physical, including environmental, condition of the Property, as is.

5.03 The Purchaser hereby covenants and agrees with the Vendor that it will:

(a) timely perform and record all assessment work as may be required in order to maintain the claims comprising the Property in good standing at all times;

(b) keep the Property clear of liens and other charges arising from its operations thereon;

(c) carry on all operations on the Property in compliance with all applicable governmental regulations and restrictions;

(d) pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or its operations thereon;

(e) indemnify and hold the Vendor harmless from any and all liabilities, costs, damages or charges arising from the failure of the Purchaser to comply with the covenants contained in this article or otherwise arising from its operations on the Property;

(f) allow the Vendor or any duly authorized agent or representative of the Vendor to inspect the Property upon giving the Purchaser 48 hours written notice; PROVIDED HOWEVER that it is agreed and understood that the Vendor or any such agent or representative shall not interfere with the Purchaser's activities on the Property and shall beat his own risk and that the Purchaser shall not be liable for any loss, damage, or injury incurred by the Vendor or its agents or representatives arising from their inspection of the Property, however caused;

(g) allow the Vendor access on a confidential basis at all reasonable times and intervals to all factual maps, reports, assay results and other factual technical data prepared or obtained by the Purchaser in connection with its operations on the Property; and

(h) in the event that the Purchaser wishes to abandon its interest in the Property, it shall give the Vendor not less than 60 days notice of such abandonment, and if the Vendor give notice to the Purchaser within 30 days of receipt of the Purchaser's notice that it wishes to acquire the Property, the Purchaser shall transfer its entire interest in the Property to the Vendor for the sum of $10, and each claim comprising the Property shall be in good standing for at least six months from the date of the transfer.

6. CONDITIONS PRECEDENT TO CLOSING

6.01 The obligation of the Purchaser to complete the sale of the 75% interest in the Property pursuant hereto is subject to the following conditions being satisfied:

(a) all covenants, representations and warranties made by the Vendor hereunder shall have been complied with and remain true at the Closing Date;

(b) at the Closing Date, the purchase and sale hereby agreed to shall comply with all legal requirements and restrictions;

(c) the Vendor shall have delivered to the Purchaser a Bill of Sale or other applicable conveyance, in registerable or recordable form, conveying to the Purchaser a 75% undivided interest in and to the Property;

(d) on the Closing Date, no suit, action or other proceeding is pending or threatened before any court or government agency which might result in impairment or loss of the Property; and

The foregoing conditions shall be for the exclusive benefit of tile Purchaser and may, without prejudice to any of the rights of the Purchaser hereunder (including reliance on or enforcement of warranties or covenants which are preserved dealing with or similar to the condition or conditions waived) be waived by it in writing, in whole or in part, at any time. In case any of the said conditions shall not be complied with, or waived by the Purchaser, at or before the Closing, the Purchaser may rescind and terminate this agreement by written notice to the Vendor and, in such event, the Purchaser and the Vendor shall be released from all obligations hereunder.

7. ARBITRATION

7.01 If there is any disagreement, dispute or controversy (hereinafter collectively called a "Dispute") between the parties with respect to any matter arising under this agreement or the construction hereof, then the Dispute shall be determined by arbitration in accordance with the following procedures:

(a) the party on one side of the Dispute shall inform the other party by notice of the names of three impartial and independent persons who are recognized experts in the area which is the subject matter of the Dispute; and

(b) the other party shall, within seven days of receipt of the notice, inforin the party on the other side of the Dispute the name of the one person that it wishes to act as the sole arbitrator.

The arbitration shall be conducted in accordance with the Commercial Arbitration Act (British Columbia) and the decision of the arbitrator shall be made within 30 days following his being named, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties. The costs of arbitration shall be borne equally by the parties to the Dispute unless otherwise determined by the arbitrator in the award.

8. UNAVOIDABLE DELAYS

8.01 If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such party, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, government regulation or interference, including but without restricting the generality of the foregoing, forest or highway closures or any other cause beyond such party's control, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to subsist.

9. NOTICES

9.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by telegram or fax, addressed as follows:

In the case of the Purchaser:

680102 B.C. Ltd.
c/o 1889-1055 West Georgia Street
Vancouver, B.C. V6E 3P3

Attention: President

In the case of the Vendor:

Matthew J. Mason
1930 Nelson Avenue
West Vancouver, B.C. V7V 2P4

with a copy to:

VECTOR Corporate Finance Lawyers

Barristers & Solicitors
1040-999 West Hastings Street
Vancouver, B.C. V6C 2W2

Attention: Graham H. Scott

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth business day following the date of mailing, or, if telegraphed or taxed, on the next succeeding day following the telegraphing or taxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

10. GENERAL TERMS AND CONDITIONS

10.01 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this agreement.

10.02 This agreement shall represent the entire understanding between the parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.

10.03 The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

10.04 The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.

10.05 All reference to dollar amounts contained in this agreement are references to Canadian funds.

10.06 This agreement shall be governed by and interpreted in accordance with the laws in effect in British Columbia, and the parties hereto attorn to the courts of British Columbia for the resolution of any disputes arising out of this agreement.

10.07 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

SIGNED, SEALED and DELIVERED by MATTHEW J. MASON in the presence of: Witness	) ) ) ) )	/s/ Matthew J. Mason MATTHEW J. MASON
THE COMMON SEAL OF 68102 B.C. Ltd. was hereunto affixed in the presence of: /s/ signed Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) ) )	c/s

This is page 10 of that certain agreement dated the 16th day of January, 2004 between Matthew J. Mason, of the first part and 680102 B.C. Ltd., of the second part.

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF THE 16th DAY OF JANUARY, 2004 BETWEEN MATTHEW J. MASON OF THE FIRST PART AND 680102 B.C. LTD. OF THE SECOND PART

THE "PROPERTY"

MINING DIVISION: SKEENA, LIARD, B.C.

AREA: Iskut River

N.T.S.: 104 B, 104 G

Skeena Mining Division
Claim Name	Record Tenure No.	Units	Anniversary Date
Claim Name	Tenure No.	Units	Anniversary Date
BJ 1-13, 13A, 14-31, 31A and 32-35	394776-394812	479	Jul.01/2003

SCHEDULE "B"

TO THAT CERTAIN AGREEMENT MADE AS OF THE 16th DAY OF JANUARY, 2004, BETWEEN MATTHEW J. MASON (THE "OWNER") OF THE FIRST PART AND 680102 B.C. LTD. (THE "PAYOR") OF THE SECOND PART

NET SMELTER RETURNS

1. In the Agreement, "Net Smelter Returns" means the actual proceeds received by the Payor for its own account from the sale of ore, or ore concentrates or other products from the Property to a smelter or other ore buyer after deduction of smelter and/or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less all umpire charges which the purchaser may be required to pay. Not less than 60 days prior to the commencement of any fiscal year of the Payor, the Owner shall have the right to receive Net Smelter Returns in kind for any fiscal year of the Payor. Upon the Owner giving such notice, the Owner and the Payor shall enter into good faith negotiations with each other to settle the manner in which the payment shall be calculated and paid, it being the intent that the payment received in kind shall be commercially equivalent to the payment that the Owner would have been received if it had been made in the form of money.

2. Payment of Net Smelter Returns by the Payor to the Owner shall be made semi-annually within 60 days after the end of each fiscal half year of the Payor and shall be accompanied by unaudited financial statements pertaining to the operations carried out by the Payor on the Property. Within 90 days after the end of each fiscal year of the Payor in which Net Smelter Returns are payable to the Owner, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to the Owner shall be made forthwith. A copy of the said audit shall be delivered to the Owner within 30 days of the end of such 90-day period.

3. Each annual audit shall be final and not subject to adjustment unless the Owner delivers to the Payor written exceptions in reasonable detail within six months after the Owner receives the report. The Owner, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Payor related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of the Payor. The audit shall be conducted by a chartered or certified public accountant of recognized standing. The Payor shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Owner's report shall be delivered to the Payor upon completion, and any discrepancy between the amount actually paid by the Payor and the amount which should have been paid according to the Owner's report shall be paid forthwith, one party to the other. In the event that the said discrepancy is to the detriment of the Owner and exceeds 5% of the amount actually paid by the Payor, then the Payor shall pay the entire cost of the audit.

4. Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration as provided in the Agreement. No error in accounting or in interpretation of the Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Payor under the terms of the Agreement.

SCHEDULE "C"

TO THAT CERTAIN AGREEMENT MADE AS OF THE 16th DAY OF JANUARY, 2004 BETWEEN MATTHEW J. MASON OF THE FIRST PART AND 680102 B.C. LTD. OF THE SECOND PART

MATERIAL TERMS OF THE JOINT VENTURE AGREEMENT

1. Each party will contribute to all costs in proportion to its percentage undivided Property interest ("Interest") from time to time.

2. All operations on and in connection with the Property shall be managed by a committee (the "Management Committee") comprising two representatives of each party. All decisions of the Management Committee shall be made by simple majority of the votes cast. The representative of a party in the Management Committee shall have such number of votes as equals such party's Interest at the time of the vote.

3. All operations on and in connection with the Property shall be carried out exclusively by the "Operator". The Operator shall have the right to retain such subcontractors as it sees fit. The Purchaser shall be the initial Operator and shall remain as the Operator for so long as its Interest is 50% or greater. If the Purchaser's Interest is less than 50%, the party with the highest Interest shall be the Operator.

4. Each party shall elect whether on not it will fund its proportionate share of construction costs and mining costs. Any party which elects not to fund its proportionate share of construction costs and mining costs shall transfer its entire Interest to the other participants and shall receive, as consideration for such transfer, a royalty equal to 10% of Net Profits.

5. The Operator shall be entitled to include in each budget, in addition to the amounts to be actually expended, the reasonably estimated cost of satisfying continuing obligations relating to environmental protection, rehabilitation, reclamation and de-commissioning.

Dated: January 2, 2004

BETWEEN:

MATTHEW J. MASON

OF THE FIRST PART

AND:

680102 B.C. LTD.

OF THE SECOND PART

ESKAY PROPERTY

SALE AND PURCHASE AGREEMENT

VECTOR Corporate Finance Lawyers
Barristers & Solicitors
1040-999 West Hastings Street
Vancouver, B.C. V6C 2W2
Tel: (604) 683-1102

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